Exhibit 10.o
POLICY FOR PROVIDING SEVERANCE PAYMENTS TO KEY MANAGERS
ARTICLE 1 — Policy
     It is the policy of the Company to provide certain severance payments and insurance benefits to Key Managers whose employment with the Company and its Subsidiaries is terminated under certain conditions.
ARTICLE 2 — Definitions
     “Cause” prior to a Change in Control shall mean (a) action by the Key Manager involving willful malfeasance, (b) substantial and continual refusal by the Key Manager to perform the duties ordinarily associated with his or her job title, or (c) the Key Manager being convicted of a felony.
     “Cause” after a Change in Control shall mean (a) action by the Key Manager involving willful malfeasance having a material adverse effect on the Company, (b) substantial and continual refusal by the Key Manager to perform the duties ordinarily associated with his or her job title, or (c) the Key Manager being convicted of a felony; provided that any action or refusal by the Key Manager shall not constitute “Cause” if, in good faith, the Key Manager believed such action or refusal to be in or not opposed to the best interests of the Company, or if the Key Manager shall be entitled, under applicable law or the Certificate of Incorporation or By-Laws of the Company, to be indemnified with respect to such action or refusal.
     “Change of Control” shall mean the first to occur of any one of the following:
(a)	Continuing Directors during any 12 month period no longer constitute a majority of the Directors;

(b)	Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(vi)(D)), acquires (or has acquired within the 12 month period ending on the date of the last acquisition by such person or persons) directly or indirectly, thirty percent (30%) or more of the voting power of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors; provided that this paragraph (b) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company;

(c)	Any person or persons acting as a group (within the meaning of Treas. Reg. §1.409A-3(i)(5)(v)(B)), acquires ownership (including any previously owned securities) of more than fifty percent (50%) of either (i) the voting power value of the then outstanding securities of the Company entitled to vote for the election of the Company’s directors or (ii) the fair market value of the Company; provided that this paragraph 2.5(c) shall not apply with respect to any acquisition of securities by (i) the trust under a Trust Indenture dated September 2, 1957 made by Louie E. Roche, (ii) the trust under a Trust Indenture dated August 23, 1957 made by Harvey Hubbell, and (iii) any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any affiliate of the Company; or

(d)	A sale of substantially all of the Company’s assets.
     Provided, that the transaction or event described in paragraph (a), (b), (c) or (d) above constitutes a “change in control event,” as defined in Treas. Reg. §1.409A-3(i)(5).
     “Company” shall mean Hubbell Incorporated or its successors.
     “Continuing Director” shall mean any individual who is a member of the Company’s Board of Directors on December 9, 1986 or was designated (before such person’s initial election as a Director) as a Continuing Director by 2/3 of the then Continuing Directors.
     “Corporate Officer” shall mean each of the officers specified in Section 1 of Article IV of the by-laws of the Company except for any such officer whose title begins with the word “Assistant” and except for any officer who has a written employment agreement with the Company.
     “Director” shall mean any individual who is a member of the Company’s Board of Directors on the date the action in question was taken.
     “General Manager” shall mean an individual who shall be so designated from time to time by the Vice President of Human Resources as approved by the Chief Executive Officer of the Company.
     “Good Reason” shall mean one of the following:
(a)	The assignment to the Key Manager by the Company of duties inconsistent with the Key Manager’s positions, duties, responsibilities, titles or offices immediately prior to a Change in Control, or any reduction in his duties or responsibilities or any removal of the Key Manager from or any failure to re-elect or re-appoint the Key Manager to any of such positions, except in connection with the termination of the Key Manager’s employment for Cause, disability or as a result of the Key Manager’s death or by the Key Manager other than for Good Reason;

(b)	A reduction by the Company in the Key Manager’s base salary as in effect immediately prior to a Change in Control;

(c)	A failure by the Company to continue any bonus plans in which the Key Manager is entitled to participate immediately prior to a Change in Control (the “Bonus Plans”) provided that such plans may be modified from time to time but shall be deemed terminated if they do not remain substantially in the forms then in effect or plans providing the Key Manager with substantially similar benefits (“Substitute Plans”), or a failure by the Company to continue the Key Manager as a participant in the Bonus Plans on at least the same basis as the Key Manager participates immediately prior to a Change in Control in accordance with the Bonus Plans or in the Substitute Plans on at least the same basis as the Key Manager participates at the date of adoption of the Substitute Plans;
(d)	Any relocation requiring the Key Manager to be based more than 30 miles from the location at which the Key Manager immediately prior to a Change in Control performs his or her duties;

(e)	Any material change by the Company to any benefit or compensation plan or stock option plan (including any pension, profit sharing, bonus, life insurance, health, accidental death or dismemberment or disability plan) in which the Key Manager is participating immediately prior to a Change in Control or to any plan providing the Key Manager with substantially similarly benefits immediately prior to a Change in Control which would adversely affect the Key Manager’s participation in or reduce the Key Manager’s benefits under any such plans;

(f)	The failure by the Company to provide the Key Manager with the number of paid vacation days to which the Key Manager is entitled in accordance with the Company’s normal vacation policy in effect immediately prior to a Change in Control;

(g)	The failure by the Company to obtain the specific assumption of this Policy by any successor or assign of the Company or any person acquiring substantially all of the Company’s assets.

(h)	Any material breach by the Company of any provision of this Policy.
     “Involuntarily” shall mean the Separation from Service by a Key Manager following one or more of the following events or conditions:
(a)	a material diminution in the Key Manager’s authority, duties or responsibilities;

(b)	a material diminution in the Key Manager’s base compensation, unless such a salary reduction is imposed across-the-board to senior management of the Company;

(c)	a change by more than fifty (50) miles in the geographic location at which the Key Manager must perform his or her duties; or

(d)	any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to the Key Manager.
     The Key Manager must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Key Manager’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from the Key Manager. Any involuntary termination of the Key Manager’s employment following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without the Key Manager’s written consent.
     “Key Manager” shall mean a Corporate Officer, General Manager or other individual so designated by the Compensation Committee of the Board of Directors of the Company. Any designation as Key Manager, General Manager or Corporate Officer for the purposes of this Policy may be changed by the Compensation Committee at any time prior to a Change in Control, but shall become fixed at the time of a Change in Control.
     “Policy” means this Policy for Providing Severance Payments to Key Managers, as amended from time to time.
     “Separation from Service” shall have the meaning set forth in Treas. Reg. §1.409A-1(h).
     “Subsidiary” shall mean any corporation in which Hubbell Incorporated owns directly or indirectly stock possessing 50% or more of the total combined voting power of all classes of stock.
     “Target Bonus” shall mean the “target bonus” as established for a Key Manager for a particular year by the Company.
     “Years of Company Service” shall mean a Key Manager’s fully completed years of continuous service from date of hire by the Company until his or her date of termination. In the case of a business acquired by the Company, Years of Company Service shall be as defined in the purchase agreement. If not defined in the purchase agreement, Years of Company Service shall be from the date of acquisition.
ARTICLE 3 — Eligibility Prior to Change in Control
     Prior to a Change in Control of the Company, a Key Manager whose employment with the Company is terminated in a Separation from Service will qualify for severance payments and group insurance benefits when all of the following conditions are met:
(a)	The termination is either at the initiative of the Company for reasons other than Cause, or Involuntarily by the Key Manager not due to a voluntary resignation, retirement, disability or death.

(b)	If a business unit of the Company is sold or divested and a Key Manager employed by such unit does not continue employment for at least 90 calendar days with the new owner with the same or comparable pay, status and responsibilities (unless terminated for Cause), or is not offered employment with the new owner at the same or comparable pay, status and responsibilities; unless the Key Manager is re-employed by the Company or is entitled to severance and benefits comparable to those provided by this Policy from the new owner. Severance payments and benefits due from this Policy will be reduced by the value of severance related payments and benefits received from the new owner.

(c)	If a business unit of the Company is sold or divested and a Key Manager employed by such unit continues employment with the new owner at the same or comparable pay, status and responsibilities for at least 90 calendar days or is offered such employment and declines such offer, then such Key Manager shall be ineligible for any severance or other benefits under this Policy.
ARTICLE 4 — Eligibility After Change in Control
     For two years after a Change in Control of the Company, a Key Manager whose employment is terminated by the Company or a Subsidiary of the Company (other than for Cause) in a Separation from Service, or who terminates employment with the Company for Good Reason in a Separation from Service, shall be entitled to severance payments as determined pursuant to the formula described below, subject to the limitations set forth in the following sentence. A Key Manager whose employment terminates in a Separation from Service, during the first year following a Change in Control shall be entitled to 100% of the amount determined pursuant to the formula described below, a Key Manager whose employment terminates in a Separation from Service, after the first year but before the second year following a Change in Control shall be entitled to 67% of such amount.
ARTICLE 5 — Severance Pay
     Provided the Key Manager’s employment termination meets the eligibility criteria above, post-employment severance payments will be made in accordance with the following formula:

		Weeks of Base
		Salary Continuation			Maximum Payments
		Per Each Full Year	Weeks Minimum	Weeks Maximum	Following a Change
Code	Position Level	of Company Service*	Payments	Payments	in Control
A	Non-Corporate Officer or	3.0	4	52	78
	Non-General Manager
B	General Manager	3.5	8	52	78
C	Corporate Officer	4.0	13	78	104

*	In the event of a termination by the Company other than for Cause or by a Key Manager for Good Reason following a Change in Control, severance payments that would otherwise apply will double, subject to the maximums shown in the far right-hand column above.
     To determine the amount of severance payments owed to the terminated Key Manager, multiply his or her full (completed) Years of Company Service by the “weeks of base” figure shown. “Minimum” and “maximum” figures are tests to be applied after this calculation is completed.
     Prior to a Change in Control, the Key Manager shall receive severance payments in the form of monthly payments equal in amount to the eligible weeks of base salary continuation. Severance payments after a Change in Control shall be equal to the present value of such amount as calculated by assuming monthly payments on the last day of each month and discounting such payments at 120% of the short-term applicable federal rate (determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended) most recently published prior to the date of the calculation to the date of termination of employment.
     Payment of severance will be made on the later of the 30th day after the date of termination of employment or the day after the effective date of the release required under Article 8.
ARTICLE 6 — Group Insurance Continuation
     The actual or equivalent group life, medical and dental insurance plan coverages provided a Key Manager as an active employee will be continued for the period that base salary would be continued, whether or not the severance payment is made in the form of a lump sum. A lump sum deduction covering the entire period of eligibility for group insurance continuation is applicable when a lump sum severance payment is made.
ARTICLE 7 — Bonus
     If during the two-year period after a Change in Control of the Company a Key Manager’s employment is terminated by the Company or a Subsidiary of the Company (other than for Cause) in a Separation from Service or the Key Manager terminates employment with the Company for Good Reason in a Separation from Service, the Key Manager shall be entitled to receive a bonus payment as described hereafter:
(a)	Any accrued but unpaid bonus pursuant to the then existing bonus plan or plans as of the date of termination of employment shall be paid as soon as practicable after such termination.

(b)(1)	If the termination of employment occurs during the year in which the Change in Control occurs, the Key Manager shall be paid an amount equal to the average of the three prior years’ bonuses (or if the Key Manager received bonuses for a fewer number of years, the average of such years’ bonuses) multiplied by a fraction the numerator of which is the number of whole and partial months of the year occurring through the date of termination and the denominator of which is twelve (such fraction being referred to hereinafter as the “Pro Rata Fraction”). If, however, the Key Manager has yet to accrue or receive any bonuses as of the time of a termination of employment occurring during the year in which a Change in Control occurs, such Key Manager shall be paid an amount equal to his or her Target bonus in effect for such year multiplied by the Pro Rata Fraction.

(2)	If the termination of employment occurs in a year subsequent to the year in which a Change in Control occurs, the Key Manager shall be paid the greater of:
(i)	an amount equal to his or her Target Bonus in effect for the year in which the termination occurs multiplied by the Pro Rata Fraction, or

(ii)	an amount as determined pursuant to (b)(1) immediately above, assuming for such purposes that the Key Manager’s employment had terminated after the Change in Control but within the same year in which the Change in Control occurred.
ARTICLE 8 — Execution of Releases
     A Key Manager will not be eligible to receive severance benefits under this Policy unless he or she executes a general release of claims within 60 days following termination.
ARTICLE 9 — Administration
     The Vice President Human Resources (the “Administrator”) is responsible for the administration, compliance and appropriate application of this Policy. The Administrator will have the discretion to make any findings of fact needed in the administration of the Policy and will have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion he or she deems to be appropriate in his or her sole judgment. The validity of any such finding of fact, interpretation, construction or decision will not be given de novo review if challenged in court, by arbitration or any other forum and will be upheld unless clearly arbitrary or capricious.
     To the extent the Administrator has been granted discretionary authority under this Policy, the Administrator’s exercise of such authority will not obligate him or her to exercise his or her authority in a like fashion thereafter. If, due to errors in drafting, any provision of this Policy does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Administrator in his or her sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Administrator in a fashion consistent with its intent, as determined by the Administrator in his or her sole discretion.
     The Administrator may amend the Policy retroactively to cure any such ambiguity. These provisions may not be invoked by any person to require the Policy to be interpreted in a manner which is inconsistent with its interpretation by the Administrator. All actions and all determinations made in good faith by the Administrator shall be final and binding upon all persons claiming any interest in or under the Plan.
ARTICLE 10 — Claims Procedure
     If a Key Manager believes he/she is incorrectly denied a benefit or entitled to a greater benefit than the benefit received under the Policy, he/she may submit a signed, written application to the Administrator. Such Key Manager will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that Administrator, receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, the Key Manager will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Administrator, expects to notify him/her of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If the claim is denied, the written notification will state specific reasons for the denial, make specific reference to the provision(s) of this Policy on which the denial is based, and provide a description of any material or information necessary for the Key Manager to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the review procedures under this Policy and the applicable time limits, including a statement of the Key Manager’s right to bring a civil suit under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following denial of the claim on review.
     The Key Manager will have sixty (60) days from receipt of the written notification of the denial of the claim to file a signed, written request for a full and fair review of the denial by a review panel which will be a named fiduciary for purposes of such review. This request should include the reasons the Key Manager is requesting a review and may include facts supporting the request and any other relevant comments, documents, records and other information relating to the claim. Upon request and free of charge, the Key Manager will be provided with reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. A final, written determination of the eligibility for benefits shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing the claim, in which case the Key Manager will be provided written notice of the reasons for the delay within the initial sixty (60) day period and the date by which he/she should expect notification of approval or denial of the claim. This review will take into account all comments, documents, records and other information submitted relating to the claim, whether or not submitted or considered in the initial review of the claim. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because the Key Manager failed to submit information that is necessary to decide the claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to the Key Manager until the date on which the Key Manager responds to the request for additional information. If the claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the provision(s) of the Policy on which the denial is based and state that the Key Manager is entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying the claim. The written notification will also include a statement of the right to bring an action under section 502(a) of ERISA.
     If the claim is initially denied or is denied upon review, the Key Manger is entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) the claim was denied in accordance with the terms of the Policy, and (2) the provisions of the Policy have been consistently applied to similarly situated participants, if any. In pursuing any of rights set forth in this section, an authorized representative may act on behalf of a Key Manager.
     If the Key Manager does not receive notice within the time periods described above, whether on initial determination or review, he/she may initiate a lawsuit under Section 502(a) of ERISA.

ARTICLE 11 — Limitation on Payments
     If any amounts payable to a Key Manager pursuant to this policy which are deemed to constitute Parachute Payments (as hereinafter defined) when added to any other payments which are deemed to constitute Parachute Payments, would result in the imposition on the Key Manager of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable under this Policy shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax; but shall be reduced only if, by reason of such reduction, the Key Manager’s Net After Tax Benefit (as hereinafter defined) shall exceed the Net After Tax Benefit if such reduction were not made. The foregoing calculations (including any calculations required under the definition of Net After Tax Benefit) shall be made, at the Company’s expense, by the Company and the Key Manager. If no agreement on the calculations is reached wherein five days after the date of a termination of employment, then the calculations shall be made, at the Company’s expense, by Price Waterhouse and an outside counsel mutually acceptable to the Key Manager and the Company. In the event it becomes necessary to limit any payments under this Policy, the Key Manager’s health and life insurance shall be the last payments to be so limited; any other payments payable under this Policy shall be payable when due until the remaining maximum permissible amount has been paid to the Key Manager pursuant to the terms hereunder.
     “Net After Tax Benefit” means the sum of (a) the total amounts payable to the Key Manager under this Policy, plus (b) all other payments and benefits which the Key Manager receives or is entitled to receive from the Company that would constitute a Parachute Payment, less (c) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Key Manager (based upon the rate in effect for such year as set forth in the Code at the time of termination of his employment), less (d) the amount of excise taxes imposed with respect to the payments and benefits described in (a) and (b) above by Section 4999 of the Code.
     “Parachute Payment” means any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.
ARTICLE 12 — 409A Delays
     Notwithstanding any provision to the contrary in the Agreement, if a Key Manager is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent delayed commencement of any portion of the severance, continued health or bonus to which the Key Manager is entitled under this Policy is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Key Manager’s termination benefits shall not be provided to the Key Manager prior to the earlier of (a) the expiration of the six-month period measured from the date of the Key Manager’s Separation from Service, or (b) the date of the Key Manager’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this requirement shall be paid in a lump sum to the Key Manager, and any remaining payments due under the Policy shall be paid as otherwise provided herein.

ARTICLE 13 — WARN Offset
     If a Key Manager is entitled to receive any payments or benefits from the Company pursuant to the requirements of the Worker Adjustment and Retraining Notification Act and/or any similar federal, state or local law (collectively referred to as “WARN laws”) then the amount of severance and bonus payable under this Policy shall be reduced by any and all such payments made by the Company. If a Key Manager is entitled to receive notice of termination from the Company pursuant to WARN laws, then the severance payable under this Policy shall be reduced by an amount equal to the amount of salary paid during the notice period provided by the Company.
ARTICLE 14 — Miscellaneous
(a)	All severance payments are subject to applicable Federal and State payroll tax withholdings.

(b)	Severance payments begin following the date of employment termination and, therefore, are not considered “earnings” or “compensation” under Company benefit plans.

(c)	Medical and dental insurance provided in accordance with this Policy will be secondary coverages for payments in the event the employee becomes covered by another employer’s group medical and dental insurance plans.
(d)	The Compensation Committee, with approval of the Board of Directors, has the sole discretion and authority to change or to terminate this Policy at any time prior to a Change in Control. In the event of a Change in Control of the Company, a Policy termination or other changes that adversely affect the continued eligibility and benefits of Key Managers will not become effective until receipt of written consent from all affect Key Managers.